SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

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                         SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No.    )

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[ ]  Filed by a Party Other Than the Registrant

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[ ]  Preliminary Proxy Statement

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[ ]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                              The Kroger Co.
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             (Name of Registrant as Specified in its Charter)

                              The Kroger Co.
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                (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2).

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
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     2)   Aggregate number of securities to which transaction
          applies:
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     3)   Per unit price or other underlying value of transaction
          computed pursuant to Exchange Act Rule 0-11*:
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     4)   Proposed maximum aggregate value of transaction:
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     Set forth the amount on which the filing fee is calculated and state how it was determined.

[X]  Check box if any part of the fee is offset as provided by
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     1)   Amount Previously Paid:  $125.00
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     2)   Form, Schedule or Registration Statement No.: PRE 14A
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     3)   Filing Party:  THE KROGER CO.
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     4)   Date Filed:  3/15/94
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Dear :

The Kroger Co. is seeking approval from our shareholders for a benefit plan which will enable the Company to continue granting stock options and other stock based awards to a broad base of employees. Our records indicate that you are a shareholder of record and therefore eligible to vote on the 1994 Long-Term Incentive Plan.

I am writing on this matter because we have been advised that some institutional holders have established guidelines or thresholds to help them determine whether to support or oppose proposed changes in the stock option plans of the companies in which they are invested. Kroger's proposed plan reserves 8 million shares for stock option grants, which represents approximately 7.3% of our outstanding shares as of the record date of March 22, 1994.

I believe that our plan merits your support. Food retailing is a service business whose success depends upon the dedicated commitment of first line employees in stores, distribution centers, manufacturing plants, and offices. Kroger believes that such a service commitment can best be achieved through incentives, including stock options, that reward a broad range of employee associates for their contributions to corporate objectives.

This has been the rationale underlying Kroger's stock option plans since the 1988 financial recapitalization, when the Company accelerated its decentralization and placed more authority in employees at lower levels of the organization. Over the past five years, Kroger has effectively broadened the base of employee ownership by using grant options to reward personal achievement. As the following table indicates, our plan is a far more broadly-based grant program than is the norm for U.S. corporations:

                              THE KROGER CO.
                           1992-93 OPTION GRANTS


               SIZE OF GRANTS                NUMBER OF
                    (SHARES)                 RECIPIENTS

                  50 - 999                      3,595
               1,000 - 1,999                      388
               2,000 - 5,999                      145
               6,000 - 11,999                      23
              12,000 +                             23


          TOTAL PARTICIPANTS                    4,174
          TOTAL SHARES                       2.481 MIL.


We believe that our program plays an important role in motivating
Kroger employee associates which, in turn, helps provide increasing returns for our shareholders. For this reason, I hope you will support our proposal which will provide shares for grants over a three year period.

As always, we would be happy to visit with you in person or by telephone should you have specific questions relative to the proposal. Your thoughts and comments are always important to us.

                                   Sincerely yours,



                                   Joseph A. Pichler
                                   Chairman and
                                   Chief Executive Officer